Exhibit 10.7

March 31, 2026

Regina Graul, Ph.D.

c/o ***

Re: Amended and Restated Offer Letter

Dear Regina:

This letter agreement (this “Agreement”) is made and entered into as of March 31, 2026 by and between you and Cyclerion Therapeutics, Inc., a Massachusetts corporation (the “Company”), and is effective as of the date it is signed by both parties (the “Effective Date”). You and the Company previously entered into that certain offer letter dated as of November 30, 2023, as amended by that certain Amendment to Original Offer Letter dated as of August 5, 2024 (collectively, the “Prior Agreement”), and you and the Company desire to amend and restate the Prior Agreement. This Agreement will supersede and replace the Prior Agreement as of the Effective Date.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company agree as follows:

1.

Position. As of the Effective Date, you will continue to serve as the President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board” or the “Board of Directors”). In addition to performing duties and responsibilities associated with such position, from time to time the Board may assign you other duties and responsibilities. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2.

Nature of Relationship. No provision of this Agreement shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason (subject to the notice and cure provisions detailed in Section 7 below in connection with a resignation for Good Reason).

3.

Board Position. You will continue to serve as a member of the Board of Directors during such time as you serve as President and Chief Executive Officer, subject to the review and recommendations of the Nominating and Corporate Governance Committee of the Board of Directors and your reelection to such position by the shareholders of the Company. You will not receive any additional compensation for your services as a member of the Board of Directors. If your employment with the Company ceases for any reason, you agree that you will cease immediately to hold any and all officer and director positions you then have with the Company or any affiliate, absent a contrary written direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice) and further agree that termination of your employment as President and Chief Executive Officer shall constitute “cause” for your removal as a member of the Board of Directors in accordance with Section 8.08(d) of the Massachusetts Business Corporation Act.

4.	Compensation. As consideration for your services to the Company:

a)	Your base salary for this exempt position will be paid $35,000 monthly, equal to $420,000 per year.

b)

You acknowledge and agree that you were granted 50,000 shares of restricted stock of the Company under the Company’s 2019 Equity Incentive Plan, pursuant to the terms and conditions of the Company’s standard form of restricted stock agreement (the “Initial Restricted Stock Grant”). The shares of the Restricted Stock are subject to vesting based on your continued employment by the Company on each vest date: 10,000 shares of the Initial Restricted Stock Grant vested on the January 1, 2024, and an additional 833 shares of the Initial Restricted Stock Grant vest on the first day of each subsequent month, for forty-seven (47) successive months, and the remaining 849 shares of the Initial Restricted Stock Grant shall vest on December 1, 2027, subject to continued service through each such vesting date.

c)

You acknowledge and agree that, on January 1, 2024, you were granted an additional 50,000 shares of restricted stock of the Company under the Company’s 2019 Equity Incentive Plan, pursuant to the terms and conditions of the Company’s standard form of restricted stock agreement (the “Second Restricted Stock Grant”). The shares issued under the Second Restricted Stock Grant are subject to vesting based on your continued employment by the Company on each vest date: 10,000 shares of the Second Restricted Stock Grant vested on January 1, 2024, an additional 833 shares of the Second Restricted Stock Grant vest on the first day of each subsequent month, for forty-seven (47) successive months, and the remaining 849 shares of the Second Restricted Stock Grant shall vest on January 1, 2028, subject to continued service through each such vesting date.

d)

You acknowledge and agree that, on August 5, 2025, you were granted an incentive stock option to acquire 55,849 shares of the Company’s Common Stock under the Company’s 2019 Equity Incentive Plan, pursuant to the terms and conditions of the Company’s standard form of stock option agreement (the “Option Grant”).

5.

Transaction Bonus. If the Company consummates a merger or other transaction after which the holders of its common stock immediately before the merger or other transaction do not directly or indirectly beneficially own more than 50% of the voting power of the Company’s (or its successor’s or the Company’s ultimate parent’s) equity securities (a “Change of Control”), subject to the achievement of certain performance metrics (as determined by the Board in its reasonable discretion) and to your continued employment with the Company on the date of the consummation of such Change of Control, you will be entitled to receive a transaction bonus (the “Transaction Bonus”) in an amount up to $150,000. Any Transaction Bonus will be paid, if at all, on or as soon as reasonably practicable following (but in no event more than ten (10) days following) the consummation of the Change of Control.

6.

Benefits. You will continue to be entitled as an employee of the Company to receive such benefits as are generally provided its employees in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit and will provide reasonable notice of such change.

7.

Severance. As the Company’s President and Chief Executive Officer, you will be eligible for severance benefits in certain circumstances. If your employment is terminated by the Company without Cause or you resign for Good Reason (each as defined below), then if, and only if, you execute and deliver to the Company a separation and general release agreement prepared by the Company and in a form acceptable to the Company, which will release any and all claims based on your employment with the Company (the “Release”), and (as applicable) without you having revoked the Release, within 60 days following the date on which your employment terminates

(the “Termination Date”) (the date the Release becomes effective, the “Release Date”), and only so long as you have not breached the provisions of this Agreement, you will be entitled to the following severance benefits:

a)	An amount equal to nine (9) months of your base pay in effect as of the Termination Date;

b)

An amount equal to twelve (12) months of health insurance premium contributions at the same monthly rate the Company provides reimbursement for such health insurance premium contributions immediately prior to the Termination Date; and

c)

Any Company equity or equity-based awards (including without limitation the Initial Restricted Stock Grant, the Second Restricted Stock Grant, and the Option Grant) you hold immediately prior to the Termination Date shall immediately accelerate and become fully vested and exercisable as of the Termination Date.

Any payments due under Sections 7.a) and 7.b) (if any) (collectively, the “Severance Payments”) will be paid by the Company to you in a lump sum on the first regularly scheduled payroll date following the Release Date. The Severance Payments are subject to applicable federal, state, and local tax deductions and withholding. If you are or become eligible for any severance or notice payments or benefits pursuant to any federal, state, or local law, any Severance Payment will be offset by such severance or notice payments or benefits. You will not be entitled to any other salary, compensation, or benefits after the termination of your employment with the Company, except as specifically provided herein or under any option agreements with the Company.

For purposes of the receipt of the severance benefits under this Section 7:

“Cause” shall mean a determination by the Board of Directors of the Company that you:

i.	have engaged in gross negligence or willful misconduct in the performance of your duties with respect to the Company or any of its affiliates;

ii.

have materially breached any provision of this Agreement, your Proprietary Invention and Assignment Agreement with the Company, or any individual employment or other similar agreement between you, on the one hand, and the Company or any of its affiliates, on the other hand;

iii.	have committed an act of theft, fraud, embezzlement, misappropriation, or willful breach of a fiduciary duty with respect to the Company or any of its affiliates; or

iv.

have been convicted of, pleaded no contest to, or received adjudicated probation or deferred adjudication in connection with a crime involving fraud, dishonesty, or moral turpitude, or any felony (or a crime of similar import in a foreign jurisdiction).

“Good Reason” shall mean the occurrence of any of the following adverse employment actions without your consent: (A) a material diminution in your authority, duties or responsibilities; (B) a material reduction in your base salary; or (C) the relocation of your principal place of employment to a location that increases your then-commute by fifty (50) miles in a single direction. You may terminate your employment for Good Reason by providing notice in accordance with the following “Good Reason Process”. To resign for Good Reason, you must provide written notice to the Board detailing the existence of a condition described in the definition of Good Reason within a thirty (30)-day period after the initial existence of the condition, you must provide the Company at least thirty (30) days after receipt of such notice to remedy the condition, and, if the condition is not so remedied, you must terminate employment for Good Reason within thirty (30) days after the end of the cure period.

For the avoidance of doubt, you are not entitled to any severance benefits under this Section 7 if your employment with the Company ends due to retirement, voluntary termination or resignation without Good Reason, your death or disability, or termination by the Company for Cause.

8.	Timing of Payments and Section 409A

a)

Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

b)

For purposes of this Agreement, to the extent required to comply with Section 409A, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

c)

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

d)

Any payment or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

e)

In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

9.	General.

a)

This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral agreements, representations, agreements and understandings between the parties on the subject matter (including the Prior Agreement) excluding any rights you may have in connection with your service as a non-employee director of the Company prior to the date your employment with the Company commenced. For the avoidance of doubt, this Agreement does not supersede any confidentiality, assignment of intellectual property, non-competition, non-solicitation, no-hire, non-disparagement or other similar restrictive covenant obligations you owe to the Company or any of its affiliates under any separate agreement.

b)	This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without application of its principles of conflict of laws.

c)	All amounts payable under this Agreement shall be subject to applicable withholding taxes and other required deductions.

d)	This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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Sincerely,

Cyclerion Therapeutics, Inc.

By:	/s/ Errol De Souza, Ph.D.
Name: Errol De Souza, Ph.D.
Title: Chairman of the Board

ACCEPTED this 31st day of March, 2026:

/s/ Regina Graul, Ph.D.
Regina Graul, Ph.D.

[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER TO REGINA GRAUL, PH.D.]